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Exhibit 23.3

CONSENT OF KPMG LLP

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Titan Corporation, of our report dated March 15, 2002, except as to Note 14, which is as of March 21, 2002, with respect to the consolidated balance sheets of GlobalNet, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K of The Titan Corporation filed on March 26, 2002.

/s/ KPMG LLP
Chicago, Illinois
March 6, 2003

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  Exhibit 23.3